UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2011

Curis, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-30347	04-3505116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Maguire Road, Lexington, MA		02421
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 503-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Director Retirement

On September 13, 2011, Joseph M. Davie, M.D., Ph.D., a class II director, retired from the Board of Directors (“Board”) of Curis, Inc. (the “Company”).

(d) Director Election

On September 14, 2011, the Board elected Robert E. Martell, M.D., Ph.D., as a class II director. Dr. Martell was elected to serve until the 2013 Annual Meeting of Stockholders and thereafter until his successor is duly elected and qualified. Dr. Martell was elected upon the recommendation of the Nominating and Corporate Governance Committee of the Board, and has been elected to serve as a member of the Science and Technology Committee of the Board.

Dr. Martell will receive compensation for his board service as a non-employee director consistent with the Company’s director compensation program. On the date of his election to the Board, Dr. Martell was granted a nonqualified stock option under the 2010 Stock Incentive Plan (the “2010 Plan”) to purchase 25,000 shares of the Company’s Common Stock with an exercise price of $3.36 per share, the closing price of the Company’s Common Stock on the Nasdaq Global Market on the grant date. The option will become exercisable as to 25% of the shares underlying the option on the first anniversary of the grant date and as to an additional 6.25% of the shares underlying the option at the end of each three-month period thereafter, until the option is fully exercisable on the fourth anniversary of the grant date. Exercisability is subject to Dr. Martell’s continued service on the Board. The option will expire 10 years from the date of grant.

In addition, on September 14, 2011, Dr. Martell entered into an indemnification agreement (the “Indemnification Agreement”) with the Company. The Indemnification Agreement is substantially identical to the form of indemnification agreement that the Company has entered into with its other directors and provides that Dr. Martell:

•

shall be indemnified by the Company against all expenses, including attorney’s fees, and, to the extent permitted by law, amounts paid in settlement incurred in connection with any litigation or other legal proceeding, other than an action by or in the right of the Company, brought against him by virtue of his position as a director if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the Company’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and

•

shall be indemnified by the Company against all expenses, including attorneys’ fees, and, to the extent permitted by law, amounts paid in settlement incurred in connection with any action by or in the right of the Company brought against him by virtue of his position as a director of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the Company’s best interests, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses.

Notwithstanding the foregoing, to the extent that Dr. Martell has been successful, on the merits or otherwise, he is required to be indemnified by the Company against all expenses, including attorneys’ fees, incurred in connection with defending any proceeding to the extent that the Company does not assume the defense of such proceeding. Expenses shall be advanced to Dr. Martell, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

Indemnification is required to be made unless the Company determines that the applicable standard of conduct required for indemnification has not been met. As a condition precedent to the right of indemnification, Dr. Martell must give notice to the Company of the action for which indemnity is sought and the Company has the right to participate in such action or assume the defense thereof.

The foregoing description of the Indemnification Agreement is qualified in its entirety by the full text of the Indemnification Agreement, which is incorporated herein by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 8, 2011.

Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01. Other Events.

On September 15, 2011, the Company issued a press release announcing the resignation of Dr. Davie and the appointment of Dr. Martell. The full text of the press release issued in connection with this announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

The Exhibits to this Current Report on Form 8-K are listed in the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ Michael P. Gray
Date: September 15, 2011		Michael P. Gray Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated September 15, 2011